Filed Pursuant to Rule 424(b)(3)

File Number 333-161790

Prospectus Supplement

6,580,232 Shares of Common Stock

This Prospectus Supplement supplements and amends the prospectus dated June 17, 2011 (the “Prospectus”).  This Prospectus Supplement should be read in conjunction with the Prospectus and may not be delivered or utilized without the Prospectus.

Attached hereto is Current Report on Form 8-K which CyberDefender Corporation filed with the Securities and Exchange Commission on August 30, 2011.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 30, 2011.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 24, 2011

CYBERDEFENDER CORPORATION
(Exact name of Company as specified in Charter)

Delaware	333-138430	65-1205833
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

617 West 7th Street, Suite 1000
Los Angeles, California 90017
 (Address of Principal Executive Offices)

213-689-8631
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 3.01(a)        Notice of Failure to Satisfy a Continued Listing Rule or Standard

On August 24, 2011, CyberDefender Corporation (the “Company”) received a letter from the Listings Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) stating that, because the Company’s Market Value of Listed Securities (“MVLS”) (as that term is defined in Nasdaq’s Listing Rules) was less than $50,000,000 during the period from July 13, 2011 to August 23, 2011, the Company no longer meets the requirement of Listing Rule 5450(b)(2)(A).  The Nasdaq letter also states that the Company does not meet the total assets and total revenue standard of Listing Rule 5450(b)(3)(A), and a deficiency therefore exists with regard to the Listing Rules.

The Nasdaq letter states that, pursuant to the Listing Rules, the Company has a 180 day compliance period, which expires on February 21, 2012, during which it must comply with the Listing Rules.  If during the compliance period the Company’s MVLS closes at $50,000,000 or more for a minimum of ten consecutive business days, Nasdaq will provide the Company written confirmation of compliance and the matter will be closed.   In the event the Company does not regain compliance prior to the expiration of the compliance period, the Company will receive written notification from Nasdaq that the Company’s securities are subject to delisting.  The Nasdaq letter also states that, alternatively, the Company might consider applying for a transfer to the Nasdaq Capital Market provided the Company satisfies the requirements for continued listing on that market.

In the event the Company does not regain compliance prior to the expiration of the compliance period, the Company will receive written notification from Nasdaq that the Company’s securities are subject to delisting.  The Nasdaq letter also states that, alternatively, the Company might consider applying for a transfer to the Nasdaq Capital Market provided the Company satisfies the requirements for continued listing on that market.

On August 30, 2011, the Company received a second letter from Nasdaq stating that, because the Company has not maintained a minimum bid price of $1 per share during the period from July 19, 2011 to August 29, 2011, the Company no longer meets the requirement of Listing Rule 5450(a).

The second Nasdaq letter states that, pursuant to the Listing Rules, the Company has a 180 day compliance period, which expires on February 27, 2012, during which it must comply with the Listing Rules.  If during the compliance period the closing bid price of the Company’s common stock is at least $1 for a minimum of ten consecutive business days, Nasdaq will provide the Company written confirmation of compliance and the matter will be closed.  The second Nasdaq letter also states that, if the Company chooses to implement a reverse stock split, it must complete the reverse split no later than ten business days prior to the expiration of the compliance period on February 27, 2012.  Finally, the second Nasdaq letter states that the Company may be eligible, pursuant to the Listing Rules, for additional time following the expiration of the compliance period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  August 30, 2011

CYBERDEFENDER CORPORATION

By:	/s/ Kevin Harris
Kevin Harris, Interim Chief Executive Officer and Chief Financial Officer